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                                                                     EXHIBIT 3.4


                            CERTIFICATE OF AMENDMENT
                                       OF
                 AMENDED AND RESTATED ARTICLES OF INCORPORATION
                                       OF
                                WDO CORPORATION,
                              A NEVADA CORPORATION


      James D. Durham hereby certifies that:

      1. He is the duly elected and acting Chief Executive Officer of WDO Corporation, a Nevada corporation (the "Corporation").

      2. The Amended and Restated Articles of Incorporation of the Corporation are amended as follows:

            a. The FIRST Article is amended in its entirety to read as follows:

                  "FIRST:     The name of the Corporation is First
            Medical Resources Corporation (hereinafter, the
            "Corporation)."

            b. The SECOND Article is amended to add Section C, which Section to read as follows:

                  "C. Upon the filing of the Certificate of Amendment of the
            Amended and Restated Articles of Incorporation (the "Certificate"), the shares of Common Stock of the Corporation issued and outstanding immediately prior to such filing shall be combined such that every two (2) shares of Common Stock issued and outstanding on the date of such filing shall become one (1) share of Common Stock authorized hereunder. All stock certificates representing shares of Common Stock outstanding immediately prior to the filing of the Certificate shall immediately after the filing of the Certificate represent a number of shares of Common Stock as provided above. Notwithstanding the foregoing, any holder of Common Stock may (but shall not be required to) surrender his, her or its stock certificate or certificates to the Corporation, and upon such surrender the Corporation will issue a certificate for the correct number of shares of Common Stock to which the holder is entitled under the provisions of the Amended and Restated Articles of Incorporation as amended by the Certificate."

      4. The foregoing amendments of the Amended and Restated Articles of Incorporation have been duly approved by the Board of Directors.

      5. The foregoing amendments have been duly approved by the required vote of stockholders in accordance with sections 78.2055 and 78.390 of the Nevada Revised Statutes. The total number of outstanding shares of Common Stock of the Corporation is 20,000,000, of which 15,400,000 have voted in favor of amending the Amended and Restated Articles of
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Incorporation as set forth in this Certificate of Amendment. There are no outstanding shares of Preferred Stock. The number of shares voting in favor of the foregoing amendments equaled or exceeded the vote required. The percentage vote required under the law and the Amended and Restated Articles of Incorporation in effect at the time of this Certificate was more than fifty percent (50%) of the outstanding Common Stock.



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      I further declare under penalty of perjury under the laws of the State of
Nevada that the matters set forth in this Certificate are true and correct to my knowledge.

Dated:  November 18, 2002

                                       /s/ James D. Durham
                                    --------------------------------------------
                                    James D. Durham, Chief Executive Officer


                 [SIGNATURE PAGE TO CERTIFICATE OF AMENDMENT OF
                AMENDED AND RESTATED ARTICLES OF INCORPORATION OF
                                WDO CORPORATION]